Exhibit 99.1

FOR IMMEDIATE RELEASE
ATTENTION: FINANCIAL AND BUSINESS EDITORS

Contact:	John H. Watt, Jr., President and CEO
Michael J. Chewens, CFO
NBT Bancorp Inc.
52 South Broad Street
Norwich, NY 13815
607-337-6119

NBT BANCORP INC. ANNOUNCES 8.7% DIVIDEND INCREASE

NORWICH, NY (March 26, 2018) – The Board of Directors of NBT Bancorp Inc. (“NBT” or the “Company”) (NASDAQ: NBTB) approved a second-quarter 2018 cash dividend of $0.25 per share at a meeting held today March 26, 2018. The dividend, which represents a $0.02 or 8.7% increase, will be paid on June 15, 2018 to shareholders of record as of June 1, 2018. NBT President and Chief Executive Officer John H. Watt, Jr. said, “NBT has a long and consistent history of returning capital to our shareholders in the form of cash dividends. We’re pleased to provide shareholders with this increase to our dividend which will be NBT’s 505th dividend in our 162-year history.”

Corporate Overview

NBT Bancorp Inc. is a financial holding company headquartered in Norwich, N.Y., with total assets of $9.1 billion at December 31, 2017. The Company primarily operates through NBT Bank, N.A., a full-service community bank and through two financial services companies. NBT Bank, N.A. has 152 banking locations in New York, Pennsylvania, Vermont, Massachusetts, New Hampshire and Maine. EPIC Advisors, Inc., based in Rochester, N.Y., is a full-service 401(k) plan recordkeeping firm. NBT Insurance Agency, LLC, based in Norwich, N.Y., is a full-service insurance agency. More information about NBT and its divisions is available online at: www.nbtbancorp.com, www.nbtbank.com, www.epic1st.com and www.nbtmang.com.